ENVIRONMENTAL TECTONICS CORPORATION
ANNOUNCES THIRD QUARTER FISCAL 2004 RESULTS

     Southampton, PA: January 16, 2004 – Environmental Tectonics Corporation (“the Company”) (AMEX: ETC) today announced financial results for the third quarter of fiscal 2004.

     For the third quarter of fiscal 2004, which ended on November 28, 2003, the Company had a net loss of $704,000, or ($.10) per share (diluted), versus net income of $436,000, or $.06 per share (diluted), for the third quarter of fiscal 2003. Sales for the third quarter of fiscal 2004 were $7,115,000, as compared to $12,162,000 for the third quarter of fiscal 2003, a decrease of $5,047,000 or 41.5%, primarily reflecting decreased revenues for international Aircrew Training Systems (“ATS”) (down $3,731,000) and domestic entertainment sales (down $2,389,000). International ATS revenues in the prior period included a significant amount of start-up revenue for a centrifuge project in Malaysia, while reduced entertainment revenues resulted from the completion of a major entertainment project. Partially offsetting the reductions in ATS and entertainment were increased domestic sterilizer sales, which benefited from a new Ethylene Oxide (“ETO”) sterilizer project, and increased domestic and international environmental sales from various projects.

     Geographically, domestic sales for the third quarter of fiscal 2004 were $2,775,000, down $124,000 or 4.3% from the third quarter of fiscal 2003, as a significant reduction in entertainment sales was mostly offset by across the board increases in all other businesses with the strongest performance in sterilizers and environmental, and represented 39.0% of the Company’s total sales for the third quarter of fiscal 2004. U.S. Government sales for the third quarter of fiscal 2004 were negligible as compared to $1,150,000 in the third quarter of fiscal 2003. International sales for the third quarter of fiscal 2004, including those made by the Company’s foreign subsidiaries, were $4,382,000, a decrease of $3,731,000 or 46.0% over international sales for the third quarter of fiscal 2003, and represented 61.0% of total sales for the third quarter of fiscal 2004.

     Gross profit for the third quarter of fiscal 2004 was $1,774,000, as compared to $3,579,000 for the third quarter of fiscal 2003, a decrease of $1,805,000 or 50.4%. This decrease reflected the decrease in sales coupled with a 4.5 percentage point decrease in the gross profit rate as a percent of sales. The reduced gross profit rate reflected reductions primarily in entertainment, simulation and ATS sales coupled with a higher mix of lower margin environmental sales.

Selected Financial Data
(unaudited)
(thousands, except share and
per share information)

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	Nov. 28, 2003	Nov. 22, 2002	Nov. 28, 2003	Nov. 22, 2002
Sales	$7,115	$12,162	$17,997	$34,410
Gross profit	1,774	3,579	5,847	10,425
Operating (loss)/income	(700)	874	(575)	3,057
Pre-tax (loss)/income	(987)	584	(1,716)	2,351
Minority interest	3	6	9	37
Net (loss)/income	$(704)	$436	$(1,256)	$1,757

(Loss)/Earnings per share
Net (loss)/income available to common shareholders	$(704)	$436	$(1,256)	$1,757
Basic	$(0.10)	$0.06	$(0.18)	$0.25
Average shares	7,168,000	7,153,000	7,168,000	7,153,000
Diluted	$(0.10)	$0.06	$(0.18)	$0.23
Average shares	7,168,000	7,481,000	7,168,000	7,493,000

     William F. Mitchell, ETC’s President and Chairman, stated, “Although our proposal pipeline has remained strong, geo-political and economic factors continue to soften ETC’s markets. However, we are very close to concluding sizable contracts in the Middle East and South America. Also, we are hopeful that recent initiatives in Turkey by the World Bank for disaster management will result in requirements for our Advanced Disaster Management Simulator (“ADMS”) and ALESTA, its counterpart in development by our Turkish Subsidiary.

     “On November 12 through the 14th ETC hosted a Celebration of First Flight of the ETC Authentic Tactical Flight Simulator (“ATFS”). This evolutionary and revolutionary device is the only simulator that integrates a G-force platform with an authentic modular tactical cockpit and high fidelity virtual tactical Battle Space simulation. The event was a huge success with well over 100 high-ranking U.S. military personnel as well as foreign dignitaries and military leaders attending. U.S. Congressman James Greenwood (R, PA) and ex-U.S. Congressman Sonny Callahan (R, AL) gave keynote speeches as the attendees witnessed ETC’s resident test pilot take the first flight of this latest device in high-performance pilot training. The ATFS has the potential to save the U.S. Military $2 billion per year while improving safety and tactical skills.

     “In the entertainment area, in November 2003 we debuted our new entry, the Wild Earth ™, at the International Association of Amusement Parks and Attractions (IAAPA) Show in Orlando, Florida. Reaction from potential buyers was very favorable. ETC’s entertainment products provide an exciting extension of our proven knowledge in aviation medicine and offer a unique alternative to existing attractions. This fact has been proven by the overwhelming response to Mission:Space at EPCOT, a ride conceptually created and manufactured by ETC.

     “While the results for the current period have been dampened by continuing development costs for product extensions, we remain confident that the new technologies we are evolving will set the standard in the future for tactical flight and disorientation training throughout the world.”

     ETC designs, develops, installs and maintains aircrew training systems, public entertainment systems, process simulation systems (sterilization and environmental), clinical hyperbaric systems, environmental testing and simulation systems, and related products for domestic and international customers.

     This press release may include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 as amended, and Section 21E of the Securities Exchange Act of 1934. We have based these forward-looking statements on our current expectations and projections about future events. These forward-looking statements are subject to known and unknown risks, uncertainties and assumptions about the Company that may cause our actual results, levels of activity, performance or achievements to be materially different from any other future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may”, “will”, “should”, “could”, “would”, “expect”, “plan”, “anticipate”, “believe”, “estimate”, “continue”, or the negative of such terms or similar expressions. Factors that might cause or contribute to such a discrepancy include, but are not limited to, contract cancellations, failure to obtain new contracts, political unrest in customer countries, unfavorable results in litigation, general economic conditions, and those issues identified from time to time in our Securities and Exchange Commission filings and other public documents, including, without limitation, our Annual Report on Form 10-K for the fiscal year ended February 28, 2003.

Contact: Duane D. Deaner, CFO	Tel: 215-355-9100(ext. 1203) Fax: 215-357-4000

ETC – Internet Home Page:     http://www.etcusa.com